Exhibit 4.1

SUBSCRIPTION AGREEMENT

Shares

of

Greenery Map, Inc.

This subscription agreement (this “Subscription Agreement”) is dated , 2021, by and between the investor identified on the signature page hereto (the “Investor”) and Greenery Map, Inc., a Nevada corporation (the “Company”), whereby the parties agree as follows:

1.	Subscription

The undersigned (“Investor”) hereby irrevocably subscribes for and agrees to purchase such number of shares (the “Shares”) of Common Stock, par value $0.01 per share (the “Common Stock”), of the Company, as set forth on the signature page hereto, for an aggregate purchase price (the “Purchase Price”) equal to the product of (i) the aggregate number of Shares the Investor has agreed to purchase and (ii) $3.85. The aggregate Purchase Price is set forth on the signature page hereto.. Such purchases shall be made at a purchase price of $3.85 per share of Common Stock, rounded down to the nearest whole share based on Investor’s subscription amount, upon the terms and conditions set forth herein. The rights of the Shares are as set forth in the Amended and Restated Articles of Incorporation and By-laws, as amended, of the Company available in the Exhibits to the Offering Statement (as defined below) of the Company filed with the SEC (the “Offering Statement”).

Investor understands that the Shares are being offered pursuant to an Offering Circular dated __________________, 2021 (the “Offering Circular”), filed with the SEC as part of the Offering Statement. By subscribing to the Offering, Investor acknowledges that Investor has received and reviewed this Subscription Agreement, a copy of the Offering Circular and Offering Statement including exhibits thereto and any other information required by Investor to make an investment decision with respect to the Shares.

The Investor’s subscription hereunder may be accepted or rejected in whole or in part, at any time prior to the Termination Date (as defined below), by the Company at its sole discretion. In addition, the Company, at its sole discretion, may allocate to Investor only a portion of the number of the Shares that Investor has subscribed to purchase hereunder. The Company will notify Investor whether this subscription is accepted (whether in whole or in part) or rejected. If Investor’s subscription is rejected, Investor’s payment (or portion thereof if partially rejected) will be returned to Investor without interest and all of Investor’s obligations hereunder shall terminate.

The aggregate number of Shares that may be sold in this offering shall not exceed 2,597,403 shares, 268,852 of which are being sold by certain of the Company’s existing shareholders. The Company may accept subscriptions until ___________________, 2022, unless earlier terminated by the Company in its sole discretion (the “Termination Date”). There is no minimum offering amount and the Company may elect at any time to close all or any portion of this offering on various dates at or prior to the Termination Date (each a “Closing”).

(e) In the event of rejection of this subscription in its entirety, or in the event the sale of the Shares (or any portion thereof) to Investor is not consummated for any reason, this Subscription Agreement shall have no force or effect.

The Shares are being offered pursuant to an offering statement on Form 1-A, File No. 024-11527 (the “Offering Statement”). The Offering Statement will have been qualified by the Securities and Exchange Commission (the “Commission”) prior to issuance of any Shares and acceptance of Investors’ subscription. The offering circular (the “Offering Circular”) which forms a part of the Offering Statement, however, is subject to change. A final Offering Circular and/or supplement to the Offering Circular will be delivered to the Investor as required by law.

The Shares are being offered by the Company on a “best efforts” basis. The completion of the purchase and sale of the Shares (the “Closing”) shall take place at a place and time (the “Closing Date”) to be specified by the Company in accordance with Rule 15c6-1 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). At the Closing: (i) the Investor shall pay the Purchase Price by wire transfer of immediately available funds to the Company’s escrow account per wire instructions as provided on the signature line below, and (ii) if the Company is eligible, the Company shall cause the Shares to be delivered to the Investor with the delivery of the Shares through the physical delivery of certificates evidencing the Common Stock and a warrant to the residential or business address indicated thereon).

In the event that funds are sent in and the offering does not close for any reason prior to the Termination Date set forth in the final Offering Statement, all funds will be returned to investors promptly in accordance with applicable law.

2.	Certifications, Representations and Warranties

In order to induce the Company to accept this Subscription Agreement for the Shares and as further consideration for such acceptance, the undersigned hereby makes, adopts, confirms and agrees to all of the following covenants, acknowledgments, representations and warranties with the full knowledge that the Company and its affiliates will expressly rely thereon in making a decision to accept or reject this Subscription Agreement:

I understand that to purchase Shares, I must either be an “accredited investor” as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended, or I must limit my investment in the Shares to a maximum of: (i) 10% of my net worth or annual income, whichever is greater, if I am a natural person, or (ii) 10% of my revenues or net assets, whichever is greater, for my most recently completed fiscal year, if I am a non-natural person.

I understand that if I am a natural person I should determine my net worth for purposes of these representations by calculating the difference between my total assets and total liabilities. I understand this calculation must exclude the value of my primary residence and may exclude any indebtedness secured by my primary residence (up to an amount equal to the value of your primary residence). In the case of fiduciary accounts, net worth and/or income suitability requirements may be satisfied by the beneficiary of the account or by the fiduciary, if the fiduciary directly or indirectly provides funds for the purchase of the Shares.

I hereby represent and warrant that I meet the qualifications to purchase Shares because:

[ ]	The aggregate purchase price for the Shares I am purchasing in the Offering does not exceed 10% of my net worth or annual income, whichever is greater.

[ ]	I am an accredited investor.

I understand that the Company reserves the right to, in its sole discretion, accept or reject this Subscription, in whole or in part, for any reason whatsoever, and to the extent not accepted, unused funds transmitted herewith shall be returned to the undersigned in full, with any interest accrued thereon.

I have received the Offering Circular.

I am purchasing the Shares for my own account.

I hereby represent and warrant that I am not, and am not acting as an agent, representative, intermediary or nominee for any person identified on the list of blocked persons maintained by the Office of Foreign Assets Control, U.S. Department of Treasury. In addition, I have complied with all applicable U.S. laws, regulations, directives, and executive orders relating to anti-money laundering including but not limited to the following laws: (i) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, and (ii) Executive Order 13224 (Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism) of September 23, 2001.

By making the foregoing representations you have not waived any right of action you may have under federal or state securities law. Any such waiver would be unenforceable. The Company will assert your representations as a defense in any subsequent litigation where such assertion would be relevant. This Subscription Agreement and all rights hereunder shall be governed by, and interpreted in accordance with, the laws of the State of Nevada without giving effect to the principles of conflict of laws.

3.	Miscellaneous

This Subscription Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and shall become effective when counterparts have been signed by each party and delivered to the other parties hereto, it being understood that all parties need not sign the same counterpart. Execution may be made by delivery by facsimile or via electronic format.

All communications hereunder, except as may be otherwise specifically provided herein, shall be in writing and shall be mailed, hand delivered, sent by a recognized overnight courier service such as FedEx, or sent via facsimile and confirmed by letter, to the party to whom it is addressed at the following addresses or such other address as such party may advise the other in writing:

To the Company: as set forth on the signature page hereto.

To the Investor: as set forth on the signature page hereto.

All notices hereunder shall be effective upon receipt by the party to which it is addressed.

If the foregoing correctly sets forth the parties’ agreement, please confirm this by signing and returning to the Company the duplicate copy of this Subscription Agreement.

[Signature Page Follows]

[Signature Page to Investor Subscription Agreement for Greenery Map, Inc.]

If the foregoing correctly sets forth the parties’ agreement, please confirm this by signing and returning to the Company the duplicate copy of this Subscription Agreement.

Number of Shares
Purchase Price per Share:		$3.85
Aggregate Purchase Price:	$

Greenery Map, Inc.	INVESTOR: ______________________________

By: ___________________________________ Name: _____________________________ Title: ______________________________	By: ___________________________________ Name: _____________________________ Title: ______________________________

Address for Notice: Greenery Map, Inc. 11554 Lampeter Ct. Las Vegas, NV 89138	Address for Notice: ____________________________________ ____________________________________ ____________________________________

[  ] Wire $

To the following instructions:

Bank: ____________

Contact: ____________

Address: ____________

ABA: ____________

Account # ____________

Account Title: ____________,

Memo: Your Name

DRS Electronic Book Entry Delivery Instructions:

Name in which Shares should be issued:

Address:                                              ; Street

City/State/Zip:                                              ; Attention:

Telephone No.: